EXHIBIT 99.1

PRESS RELEASE
Contact: Bryna Butler, 740-446-2631 ext. 253, email bsbutler@ovbc.com or Scott Shockey, 740-441-9148, swshockey@ovbc.com
**Wiseman photo attached

OVBC Announces Special Dividend and Wiseman Promotion

On Wednesday, the Ohio Valley Banc Corp. [NASDAQ: OVBC] Board of Directors approved the payment of a special “Loyalty Dividend” of $.04 per share payable on June 11, 2012 to shareholders of record on May 25, 2012.

Chairman Jeffrey E. Smith commented, “We are pleased that the financial performance of your company has provided for the payment of the same $0.21 per share dividend since 2010 despite the current economic climate.  We also believe that this special dividend is symbolic of the strength of your company and trust you will accept it as an expression of gratitude for your loyalty to Ohio Valley Banc Corp., whose Ohio Valley Bank, chartered in 1872, has served the financial needs of its customers during three different centuries.”

Also during the meeting of the Board, as part of a management succession plan that began in January 2010, Thomas E. Wiseman was named Chief Executive Officer of Ohio Valley Banc Corp. and Ohio Valley Bank. Wiseman will retain his title of President; therefore he will assume the role of President and CEO. Jeffrey E. Smith remains Chairman of the Board of both companies.

Wiseman was named the 10th President of Ohio Valley Bank in 2010. Before that time, he served as a valued member of the Board of Directors and made history as the company’s very first Lead Director in 2005.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 15 offices in Ohio and West Virginia, and Loan Central, with seven consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.